UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2016

PennyMac Financial Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35916	80-0882793
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3043 Townsgate Road, Westlake Village, California	91361
(Address of principal executive offices)	(Zip Code)

(818) 224‑7442

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 13, 2016, PennyMac Financial Services, Inc. (the “Company”) issued a press release announcing that Stanford L. Kurland, the Company’s Chairman and Chief Executive Officer, will assume the role of Executive Chairman of the Company, effective January 1, 2017.  As Executive Chairman, Mr. Kurland will continue to lead the Company’s strategy, organizational development and governance and will represent the Company with its business partners, investors and other key external stakeholders, with a focus on advising and helping guide the senior management team in their areas of responsibility. The compensation payable to Mr. Kurland will not change as a result of the appointment, and his existing employment agreement remains in full force and effect in accordance with its terms.

David A. Spector, currently the Company’s Executive Managing Director, President and Chief Operating Officer, will become its President and Chief Executive Officer, reporting directly to Mr. Kurland, effective January 1, 2017.  Mr. Spector, age 53, has been a member of the Company’s Board since its formation and has been the Company’s President and Chief Operating Officer since February 2013. Mr. Spector also has been the president and chief operating officer of Private National Mortgage Acceptance Company, LLC (“PNMAC”) since March 2015 and, prior thereto, its president and chief investment officer beginning in January 2008. In addition, Mr. Spector has been a member of the board of trustees of PennyMac Mortgage Investment Trust (NYSE: PMT) since its formation in May 2009 and chairman of the boards of directors of PNMAC Mortgage Opportunity Fund, L.P. and PNMAC Mortgage Opportunity Fund, LLC since May 2008. Prior to joining the Company, Mr. Spector was co-head of global residential mortgages for Morgan Stanley, a global financial services firm, based in London. Before joining Morgan Stanley in September 2006, Mr. Spector was the senior managing director, secondary marketing, at Countrywide Financial Corporation, where he was employed from May 1990 to August 2006. Mr. Spector holds a BA from the University of California, Los Angeles. Mr. Spector is an experienced mortgage banking executive with broad expertise in portfolio investments, interest rate and credit risk management, and capital markets activity that includes pricing, trading and hedging.

The compensation payable to Mr. Spector will not change as a result of the appointment, and his existing employment agreement remains in full force and effect in accordance with its terms. There are no arrangements or understandings between Mr. Spector and any other persons pursuant to which he was appointed as an executive officer. There are no family relationships between Mr. Spector and any director, executive officer or any other person nominated or chosen by the Company to become a director or executive officer. There are no related person transactions within the meaning of Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission (the “SEC”) between Mr. Spector and the Company.

Andrew S. Chang, currently the Company’s Senior Managing Director and Chief Business Development Officer, will become its Senior Managing Director and Chief Financial Officer, effective January 1, 2017.  Mr. Chang, age 39, has been the Company’s Chief Business Development Officer since February 2013. Mr. Chang also has served as Chief Business Development Officer of PNMAC since May 2009. Mr. Chang has been responsible for the Company’s corporate development, portfolio acquisitions and investor relations, including communications with stockholders and the government-sponsored entities and other mortgage agencies. Prior to joining PNMAC, from June 2005 to May 2008, Mr. Chang was employed at BlackRock, Inc., a global investment management firm, and a senior member in its advisory services practice, specializing in financial strategy and risk management for banks and mortgage companies. Mr. Chang is an experienced financial services executive with substantial experience in corporate finance and mortgage banking.

The compensation payable to Mr. Chang will not change as a result of the appointment. There are no arrangements or understandings between Mr. Chang and any other persons pursuant to which he was appointed as an executive officer. There are no family relationships between Mr. Chang and any director, executive officer or any other person nominated or chosen by the Company to become a director or executive officer. There are no related person transactions within the meaning of Item 404(a) of Regulation S-K promulgated by the SEC between Mr. Chang and the Company.

Effective January 1, 2017, Anne D. McCallion, currently the Company’s Senior Managing Director and Chief Financial Officer, will become its Senior Managing Director and Chief Enterprise Operations Officer, with management responsibility for the Company’s legal, human resources, corporate administration and enterprise operations functions.

Item 7.01    Regulation FD Disclosure.

On December 13, 2016, the Company issued a press release announcing the matters described above in Item 5.02. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information contained in this Item 7.01, including the related information set forth in the press release attached hereto and incorporated by reference herein, is being “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of Section 18 of the Exchange Act. The information in this Item 7.01 shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, or into any filing or other document pursuant to the Exchange Act, except as otherwise expressly stated in any such filing.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description

99.1	Press Release, dated as of December 13, 2016, issued by PennyMac Financial Services, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNYMAC FINANCIAL SERVICES, INC.

Dated: December 13, 2016	/s/ Anne D. McCallion
Anne D. McCallion Senior Managing Director and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated as of December 13, 2016, issued by PennyMac Financial Services, Inc.